Exhibit 10.9
Class B
LIBERTY GLOBAL 2014 INCENTIVE PLAN

(Effective March 1, 2014 as Amended and Restated February 24, 2015)

RESTRICTED SHARE AWARD AGREEMENT
THIS RESTRICTED SHARE AWARD AGREEMENT (“Agreement”) is made as of May 15, 2019, by and between LIBERTY GLOBAL PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), and Michael T. Fries (the “Grantee”).
The Company has adopted the Liberty Global 2014 Incentive Plan effective March 1, 2014 and as amended and restated February 24, 2015 (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.
In satisfaction of the First Installment of the Performance Grant Award referenced in subparagraph 4(c) of the Employment Agreement, the Compensation Committee appointed by the Board pursuant to Article 3 of the Plan to administer the Plan (the “Committee”) hereby awards 670,000 Class B Shares (defined below) as Restricted Shares to the Grantee effective as of May 15, 2019 (the “Grant Date”), subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.    Definitions. The following terms, when used in this Agreement, have the following meanings:
“Act” means the U.K. companies Act of 2006, as amended from time to time, and the rules and regulations thereunder.
“Cause” has the meaning specified in the Employment Agreement (as modified by subparagraph 9(f) of the Employment Agreement in connection with a Change in Control).
“Change in Control” has the meaning specified in the Employment Agreement.
“Class B Shares” means Class B ordinary shares, nominal value $.01 per share, of the Company.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific code section shall include any successor section.

“Committee” has the meaning specified in the recitals to this Agreement.
“Company” means Liberty Global plc, a public limited company incorporated under the laws of England and Wales.
“Disability” has the meaning specified in the Employment Agreement.
“Employment Agreement” means that certain Amended and Restated Employment Agreement, dated April 30, 2019, among the Company, Liberty Global, Inc. and the Grantee, as may be amended from time to time.
“Good Reason” has the meaning specified in the Employment Agreement.
“Grant Date” has the meaning specified in the recitals to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“LBTYB” and “Share” means the Class B ordinary shares, nominal value $.01 per share, of the Company.
“Plan” has the meaning specified in the preamble to this Agreement.
“Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.
“Required Withholding Amount” has the meaning specified in Section 10 of this Agreement.
“Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements.
“Termination of Service” means the termination for any reason of the Grantee’s provision of services to the Company and its Subsidiaries under the Employment Agreement.
“Vesting Date” has the meaning specified in Section 4 of this Agreement.

2.    Grant of Restricted Shares. Pursuant to the Plan, the Company grants to the Grantee, effective as of the Grant Date, an Award of the number of Restricted Shares of LBTYB set forth above, subject to the terms, conditions and restrictions set forth herein and in the Plan. On the Grant Date, the Company will deliver or cause to be delivered to or at the direction of the Grantee (a) a certificate or certificates issued or transferred in the Grantee’s name for the Shares represented by such Restricted Shares, (b) a statement of holdings reflecting that the Shares represented by such Restricted Shares are held for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (c) a confirmation of deposit of the Shares represented by such Restricted Shares, in book‑entry form, into the broker’s account designated by the Grantee.
3.    Shareholder Rights. Restricted Shares shall constitute issued and outstanding shares of LBTYB for all corporate purposes. The Grantee will have the right to vote the Restricted Shares and to receive and retain such dividends and distributions that are paid or distributed on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Class B Shares with respect to such Restricted Shares, including, without limitation, the right to sell, assign, transfer, pledge, exchange, encumber or dispose of any of the Class B Shares. Any dividends or distributions with respect to the Restricted Shares will be paid to the Grantee as soon as practicable after such dividend or distribution is paid to other holders of the Class B Shares.
4.    Vesting and Clawback.
Unless the Committee otherwise determines in its sole discretion, the Restricted Shares are subject to clawback as provided in Section 4(c)(iii) of the Employment Agreement in the event the Grantee terminates his employment without Good Reason or is terminated by the Company without Cause prior to December 31, 2019 (the “Vesting Date”). If the Grantee’s employment terminates for any other reason, or if the provision of Section 9(f) of the Employment Agreement applies, this Section 4 shall not apply.
5.    Designation of Beneficiary Before Vesting.

The Grantee may designate a beneficiary or beneficiaries to whom the Restricted Shares will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Restricted Shares will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such Restricted Shares pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement.
6.    Adjustments. The Restricted Shares will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
7.    Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
8.    Limitation of Rights; Executive Share Ownership Policy. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Grantee acknowledges and agrees that the transfer by Grantee of the Restricted Shares shall be subject to Grantee’s compliance with the Company’s Executive Share Ownership Policy, as in effect from time to time, as may be administered by the Committee.
9.    Taxes.

(a)    To the extent that the Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to the award, or vesting or settlement thereof, of the Restricted Shares to the Grantee under this Agreement with respect to Class B Shares to which the Grantee is a party, the Grantee must make arrangements satisfactory to the Company to make payment to the Company of the amount required to be withheld under such tax laws or employer social security contribution laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required in connection with the vesting of the Restricted Shares (or earlier upon the making of a Section 83(b) election by Grantee), the Company shall withhold from the number of Restricted Shares otherwise deliverable to the Grantee pursuant to this Agreement, a number of Shares which collectively have a Fair Market Value equal to the Required Withholding Amount (subject to compliance with applicable law, including, but not limited to, “financial assistance” prohibitions under UK law), unless the Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the Required Withholding Amount can also be collected by (i) deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation), (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the vested Restricted Shares through a sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent), or (iii) if the amount withheld under the previous sentence is not sufficient to satisfy the Required Withholding Amount, by withholding from the Restricted Shares a number of Shares which would be sufficient to satisfy any unmet portion of the Required Withholding Amount. Notwithstanding any other provisions of this Agreement, the delivery of any Restricted Shares may be postponed until any required withholding taxes have been paid to the Company.
(b)    If the Grantee is subject to tax in the United Kingdom and the withholding of any income tax due is not made within 90 days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Grantee will be responsible for paying and reporting any income tax due on this additional benefit directly to HM Revenue & Customs under the self‑assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.
(c)    In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the applicable provisions of subparagraph 12(h)(ii) of the Employment Agreement regarding potential reduction in payments shall apply.

10.    Notice. All notices or other communications pursuant to this Agreement will be made in accordance with, and will become effective as described in, subparagraph 12(m) of the Employment Agreement.
11.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)    this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable tax or securities laws; and
(b)    subject to any required action by the Board or the Shareholders, the Restricted Shares granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and be no less favorable economically to the Grantee, and no such action will adversely affect any Restricted Shares that are then vested.
12.    Data Privacy.

(a)    The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, share appreciation rights, restricted shares, restricted share units or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan (“Data”).
(b)    The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired with respect to an Award.
(c)    The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his consent, the Grantee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant him Restricted Shares or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.
13.    Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
14.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
15.    Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement.
16.    Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
17.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
18.    Section 83(b) Election. The Grantee may make a Section 83(b) election by filing an election on the form provided in Exhibit A hereto with the appropriate Internal Revenue Service office within thirty (30) days of the Grant Date of the Restricted Shares hereunder, with an attachment of a copy of such election to his or her individual tax return for the taxable year that includes the Grant Date. The Grantee agrees and acknowledges that he or she is not relying on the Company or its subsidiaries nor any of their respective employees, managers, members, agents or other representatives to provide any tax advice with respect to the tax consequences to the Grantee of the Restricted Shares granted hereunder and has been advised to seek his or her own personal tax counsel with respect to such consequences.
19.    Grantee Acceptance. The Grantee will signify acceptance hereof and consent to all the terms and conditions of this Agreement by signing in the space provided on the signature page hereto and returning a signed copy to the Company.

Signature Page to Restricted Share Award Agreement dated as of May 15, 2019, between Liberty Global plc and the Grantee

LIBERTY GLOBAL PLC

By:    /s/ Authorized Signatory
Name:     Authorized Signatory
Title:     Executive Vice President

ACCEPTED:

/s/ Michael T. Fries
Grantee Name: Michael T. Fries
Optionee ID:
Grant No.

Number of Restricted Shares (LBTYB) Awarded: 670,000

EXHIBIT A
to
Restricted Share Award Agreement
dated as of May 15, 2019, between
Liberty Global, Inc., and Grantee
CODE SECTION 83(B) ELECTION

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over any amount paid for it and supplies the information in accordance with the regulation thereunder.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:
NAME:
SSN / TIN:
ADDRESS:

2.	The property which is the subject of this election is 670,000 Restricted Shares of Liberty Global plc, a public limited company incorporated under the laws of England and Wales (“Company”).

3.	The property was transferred to the undersigned on May 15, 2019. The taxable year to which this election relates is calendar year 2019.

4.
The property is subject to certain restrictions. The Restricted Shares are service-based shares that vest over time with any unvested portion of the service-based shares vesting upon certain terminations of service or a Change in Control (as defined in the Restricted Share Award Agreement).

5.
The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in § 1.83-3(h) of the Income Tax Regulations) is: $_________.

6.	For the property transferred, the undersigned paid $0.

7.	The amount to include in gross income is $___________.
The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property, which is the date on which the units were granted to the taxpayer. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred. The undersigned is the person performing the services in connection with which the property was transferred.
Dated:

Taxpayer:__________________________